SCHEDULE  A
     DATED  11-21-2002

     The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Exeter Fund, Inc. and Manning & Napier Investor Services, Inc.:


NAME  OF  SERIES
----------------

Small  Cap  Series
Maximum  Horizon  Series
Commodity  Series
Technology  Series
Defensive  Series
High  Yield  Bond  Series
International  Series
Tax  Managed  Series
Life  Sciences  Series
Global  Fixed  Income  Series
Blended  Asset  Series  I
Blended  Asset  Series  II
New  York  Tax  Exempt  Series
Ohio  Tax  Exempt  Series
Diversified  Tax  Exempt  Series
World  Opportunities  Series
PureMark  Series
Equity  Series
     (formerly  All-Equity  Series)
Overseas  Series
     (formerly  World  Opportunities  Series  II)